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STANDARD COMMERCIAL CORPORATION                                     EXHIBIT  11
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except per share information; unaudited)


                                                   First quarter ended
                                                         June 30
                                                   -------------------
                                                   2001          2000
                                                   ----          ----
BASIC  AND DILUTED EARNINGS PER SHARE

Net income applicable to common stock.......  $     3,717   $     1,688
                                              ===========   ===========

Basic average shares outstanding............   13,261,188    12,999,013
                                              ===========   ===========

Earnings per common share
     - net..................................  $      0.28   $      0.13
                                              ===========   ===========


Note: The incremental shares from assumed conversion of 7 1/4% convertible subordinated debentures and the exercise of outstanding stock options are not included in computing the diluted per-share amounts because the calculations include adjustments which are antidilutive.